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Exhibit 99.2

Notice of Certain Proposed Unregistered Offering pursuant to
Rule 135c under the U.S. Securities Act of 1933, as amended



(Beijing, September 14, 2000) Sohu.com Inc. ("Sohu") announced today that it has entered into an Agreement and Plan of Merger with ChinaRen, Inc. ("ChinaRen"), whereby Sohu will issue approximately 4,400,000 shares of its common stock, par value US$0.001 per share, in exchange for all of ChinaRen's outstanding common stock and preferred stock.

The securities offered have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.